UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

November 15, 2010

Date of Report (date of earliest event reported)

Cubic Corporation

(Exact name of registrant as specified in its charter)

Delaware (State of incorporation or organization)	1-8931 (Commission File No.)	95-1678055 (I.R.S. Employer Identification No.)

9333 Balboa Avenue San Diego, California (Address of principal executive offices)		92123 (Zip Code)

Registrant’s telephone number, including area code: (858) 277-6780

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14-d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13-e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01 Entry into a Material Definitive Agreement.

On November 15, 2010, Cubic Corporation (NYSE “CUB”) and ABRX Acquisition Corp., a wholly-owned subsidiary of Cubic, entered into an Agreement and Plan of Merger with Abraxas Corporation and certain shareholders of Abraxas pursuant to which Cubic will acquire Abraxas for approximately $124 million in cash, subject to certain adjustments.  Cubic will use internal funds to consummate this acquisition.

The transaction is subject to certain conditions, including approval under the Hart-Scott-Rodino (HSR) Antitrust Improvements Act.  Both companies will seek early termination of the 30 day HSR waiting period.  The parties expect to close the transaction shortly after HSR approval.

The services business of Abraxas provides technical and tradecraft support solutions to the United States intelligence and national security communities.  Approximately 280 persons are employed in the Abraxas services business, which is expected to complement certain existing cyber and national security businesses of Cubic. Revenues of the Abraxas services business in 2009 were approximately $60 million.  The products portion of the Abraxas business is not being acquired by Cubic and will be owned by some of the former Abraxas shareholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	November 16, 2010	CUBIC CORPORATION

		By:	/s/ William L. Hoese
		Name:	William L. Hoese
		Title:	General Counsel